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                                                                    Exhibit 23.2





The Board of Directors
Cityscape Financial Corp.:


We consent to incorporation by reference in the registration statement (No. 333-1348) on Form S-8 of our report dated March 27, 1996, which report makes reference to the report of other auditors, relating to the consolidated statements of financial condition of Cityscape Financial Corp. and Subsidiary as of December 31, 1995 and 1994 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1994, which report appears in the December 31, 1995 annual report on Form 10-K/A of Cityscape Financial Corp.



KPMG Peat Marwick LLP



New York, New York
January 29, 1997